Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-160199) pertaining to Two Harbors Investment Corp.'s registration of common stock that may be issued upon exercise of warrants,

•	Registration Statement (Form S-3 No. 333-163034) pertaining to Two Harbors Investment Corp.'s registration of the resale of certain warrants and common stock acquired upon exercise of such warrants,

•	Registration Statement (Form S-3 No. 333-175327) pertaining to Two Harbors Investment Corp.'s registration of common stock, preferred stock, debt securities, and depositary shares,

•	Registration Statement (Form S-3 No. 333-171357) pertaining to a Two Harbors Investment Corp. Dividend Reinvestment and Share Purchase Plan, and

•	Registration Statement (Form S-3 No. 333-180791) pertaining to Two Harbors Investment Corp.’s registration of common stock, preferred stock, debt securities, and depositary shares,

of our reports dated February 28, 2013, with respect to the consolidated financial statements of Two Harbors Investment Corp., and the effectiveness of internal control over financial reporting of Two Harbors Investment Corp., included in this Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
February 28, 2013